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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAM RESEARCH CORPORATION CONTACT:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail:
kathleen.bela@lamrc.com

LAM RESEARCH CORPORATION ANNOUNCES EARNINGS FOR THE QUARTER ENDED
SEPTEMBER 26, 2004

FREMONT, Calif., October 13, 2004 -- Lam Research Corporation (Nasdaq: LRCX) today announced earnings for the quarter ended September 26, 2004. Revenue for the period was $419.5 million, and net income was $89.8 million, or $0.64 per diluted share, compared to revenue of $329.6 million and net income of $52.7 million, or $0.38 per diluted share, for the June 2004 quarter. Gross margin and operating expenses for the September 2004 quarter were $214.8 million and $93.5 million, respectively.

The Company believes the presentation of ongoing results, which excludes certain special items, is useful for analyzing ongoing business trends. In the September 2004 quarter, there are no significant differences between the ongoing results and the results under U.S. Generally Accepted Accounting Principles (GAAP). The June 2004 quarter presentation removes the effects of CMP impairment charges and net gains associated with the early retirement of the Company's 4% notes and the related interest rate swap. Tables that provide reconciliations of ongoing performance to results under GAAP are included at the end of this press release.

Ongoing net income increased by 74 percent, driven by sequential revenue growth in excess of 27 percent combined with the leverage from the Company's business model. Ongoing gross margin for the September 2004 quarter was over 51 percent of revenue primarily due to volume growth, driving improved utilization of factory and field resources. In addition, the results reflect continued expense control and efficient asset management. In the period, ongoing operating expenses increased as planned to $93.5 million, primarily due to increases in variable compensation and employee benefits expenses. Ongoing net income of $89.8 million, or $0.64 per diluted share, in the September 2004 quarter compares with ongoing net income of $51.5 million, or $0.37 per diluted share, for the previous quarter.

                                     ~MORE~

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LAM ANNOUNCES EARNINGS FOR THE SEPTEMBER 2004 QUARTER................PAGE 2 OF 6

New orders recorded in backlog for Lam equipment increased 5 percent over the prior period to approximately $429 million. The geographic distribution of new orders as well as revenue is shown in the following table:

  REGION                   NEW ORDERS             REVENUE
  ------                   ----------             -------
North America                  20%                   16%
Europe                         19%                    8%
Japan                          20%                   10%
Asia Pacific                   41%                   66%

Cash, short-term investments and restricted cash balances increased to $589.1 million at the end of September, and cash flows from operating activities were approximately $40 million during the quarter. Deferred revenue and profit balances were $195.4 million and $115.5 million, respectively, and unshipped orders in backlog were $415 million at the end of the quarter.

"The financial results this quarter include significant achievements for the Company," stated James W. Bagley, chairman and chief executive officer of Lam. "Our gross margin percentage exceeded 51 percent, resulting in record operating margins and record net income."

"While we expect wafer fab equipment to remain a growth-cyclical industry, we believe our business model provides the Company the flexibility to address changing business conditions. Although our customers' investment activity may slow, we believe our product portfolio is particularly well positioned, and we expect to expand our market share in next-generation applications. We intend to build on these financial and market successes, which we believe will result in long-term value for our shareholders, customers, and employees," Bagley concluded.

                                     ~MORE~

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LAM ANNOUNCES EARNINGS FOR THE SEPTEMBER 2004 QUARTER................PAGE 3 OF 6

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to our expectations of the business cycle for the wafer fab equipment industry, the capability of our business model to adapt to changing conditions or deliver profitable results, market demand and market share projections, technology developments, the future success of our products in the market place, and the future market and financial performance of our Company, including our ability to deliver shareholder, customer and employee value.

Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 27, 2004, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world's semiconductor industry. Lam's common stock trades on the Nasdaq National Market under the symbol LRCX. The Company's World Wide Web address is http://www.lamrc.com.

                      Consolidated Financial Tables Follow

                                       ###

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LAM ANNOUNCES EARNINGS FOR THE SEPTEMBER 2004 QUARTER................PAGE 4 OF 6

                            LAM RESEARCH CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                    ----------------------------------------
                                                    SEPTEMBER 26,  JUNE 27,    SEPTEMBER 28,
                                                        2004         2004          2003
                                                    -------------  ---------   -------------
Total revenue                                        $ 419,549     $ 329,572     $ 183,738
   Cost of goods sold                                  204,788       170,369       105,470
   Cost of goods sold - restructuring recoveries             -             -          (250)
                                                     ---------     ---------     ---------
     Total cost of goods sold                          204,788       170,369       105,220
     Gross margin                                      214,761       159,203        78,518
     Gross margin as a percent of revenue                 51.2%         48.3%         42.7%
   Research and development                             50,358        49,961        38,526
   Selling, general and administrative                  43,127        40,711        33,993
   Restructuring charges, net                                -             -         1,062
                                                     ---------     ---------     ---------
     Total operating expenses                           93,485        90,672        73,581
     Operating income                                  121,276        68,531         4,937
   Other income, net                                         8         1,676         1,444
                                                     ---------     ---------     ---------
Income before income taxes                             121,284        70,207         6,381
Income tax expense                                      31,534        17,552         1,595
                                                     ---------     ---------     ---------
Net income                                           $  89,750     $  52,655     $   4,786
                                                     =========     =========     =========
Net income per share:
     Basic                                           $    0.66     $    0.39     $    0.04
                                                     =========     =========     =========
     Diluted                                         $    0.64     $    0.38     $    0.04
                                                     =========     =========     =========
Number of shares used in per share calculations:
     Basic                                             135,478       134,414       128,351
                                                     =========     =========     =========
     Diluted                                           139,808       139,820       134,886
                                                     =========     =========     =========

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LAM ANNOUNCES EARNINGS FOR THE SEPTEMBER 2004 QUARTER................PAGE 5 OF 6

                            LAM RESEARCH CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      SEPTEMBER 26,    JUNE 27,
                                                          2004           2004
                                                       (UNAUDITED)       (1)
                                                       -----------     --------
Assets:
Cash, cash equivalents and short-term investments     $  476,672     $  429,472
Accounts receivable, net                                 333,397        245,508
Inventories                                              112,784        108,249
Other current assets                                      60,751        113,159
                                                      ----------     ----------
   Total current assets                                  983,604        896,388
Property and equipment, net                               41,950         42,444
Restricted cash                                          112,468        112,468
Other assets                                             172,777        147,326
                                                      ----------     ----------
   Total assets                                       $1,310,799     $1,198,626
                                                      ==========     ==========
Liabilities and stockholders' equity:
Current liabilities                                   $  387,986     $  376,606
                                                      ----------     ----------
Other long-term liabilities                           $    8,138     $    9,554
Stockholders' equity                                     914,675        812,466
                                                      ----------     ----------
   Total liabilities and stockholders' equity         $1,310,799     $1,198,626
                                                      ==========     ==========

(1) Derived from audited financial statements

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LAM ANNOUNCES EARNINGS FOR THE SEPTEMBER 2004 QUARTER................PAGE 6 OF 6

          RECONCILIATION OF U.S. GAAP NET INCOME TO ONGOING NET INCOME
              (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

                                                              THREE MONTHS ENDED
                                                          -------------------------
                                                          SEPTEMBER 26,   JUNE 27,
                                                             2004           2004
                                                          ------------    ---------
U.S. GAAP net income                                        $  89,750     $  52,655
Pre-tax adjustments:
  CMP impairment - cost of goods sold                               -         2,425
  CMP impairment - operating expenses                               -           600
  Net gain on notes and swap - other income, net                    -        (4,505)
Tax expense on net reconciling items                                -           370
                                                            ---------     ---------
Ongoing net income                                          $  89,750     $  51,545
                                                            =========     =========
Ongoing net income per diluted share                        $    0.64     $    0.37
                                                            =========     =========
Number of shares used for diluted per share calculation       139,808       139,820
Income tax rate                                                    26%           25%

   RECONCILIATION OF U.S. GAAP GROSS MARGIN, OPERATING EXPENSES AND OPERATING
     INCOME TO ONGOING GROSS MARGIN, OPERATING EXPENSES AND OPERATING INCOME
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                                  THREE MONTHS ENDED
                                                ------------------------
                                                SEPTEMBER 26,   JUNE 27,
                                                    2004          2004
                                                ------------   ---------
U.S. GAAP gross margin                           $ 214,761     $ 159,203
CMP impairment - cost of goods sold                      -         2,425
                                                 ---------     ---------
Ongoing gross margin                             $ 214,761     $ 161,628
U.S. GAAP operating expenses                     $  93,485     $  90,672
CMP impairment - operating expenses                      -          (600)
                                                 ---------     ---------
Ongoing operating expenses                       $  93,485     $  90,072
                                                 ---------     ---------
Ongoing operating income                         $ 121,276     $  71,556
                                                 =========     =========
Ongoing gross margin as a percent of revenue          51.2%         49.0%